[JEFFERSON PILOT FINANCIAL LOGO]
JEFFERSON PILOT FINANCIAL INSURANCE COMPANY
Service Office: One Granite Place, PO Box 515, Concord, New Hampshire 03302-0515

DISABILITY WAIVER OF MONTHLY DEDUCTION BENEFIT RIDER

EFFECTIVE DATE -

The Rider is a part of the policy to which it is attached. It takes effect on the Policy Date of the policy unless a later Effective Date is shown above. A Rider Year is a twelve month period measured from the Policy Date or such later Effective Date shown. Each twelve month period thereafter makes up the next Rider Year. "We" "Us" or "Our" means Jefferson Pilot Financial Insurance Company; "You" and "Your" means the Owner of the policy; and "Insured" means the person named on Page 3 of the policy. The Rider is subject to all applicable policy provisions except as otherwise stated in the Rider. The Rider will control in the event of any conflict with the policy.

CONSIDERATION - In return for the payment of the monthly deductions and receipt of an application for the Rider, We will provide the benefit described in the Rider.

BENEFIT - Upon receipt of due proof of the total disability of the Insured, the monthly deductions as specified in the Monthly Deduction provision of the policy will be waived, excluding the monthly deduction for any Death Benefit Maintenance Rider (DBMR) that may be attached to and made a part of the policy. The monthly deductions that will be waived are those that become due after the beginning of and during the continuance of such disability. If such disability occurs:

1. After age 5 and before age 56, all of the monthly deductions will be waived while the Insured is disabled; or

2. On or after age 56 and before age 65, the monthly deductions will be waived during the next 15 years while the Insured is disabled.

Thereafter while the Insured is disabled, the Specified Amount or Death Benefit Option may be changed only with Our consent.

AGE - In the Rider, age 5, age 56 and age 65 means the policy anniversary nearest the Insured's 5th, 56th and 65th birthdays.

CONDITIONS - The monthly deductions will be waived if total disability:

1.   Results from bodily injury or disease;

2.   Has existed for at least 6 consecutive months;

3.   Began after the Effective Date of the Rider; and

4.   Began while the policy and Rider were in force.

DEFINITION OF TOTAL DISABILITY - In the Rider total disability means:

1. The Insured is unable, because of bodily injury or disease, to engage in an occupation or business:

     (a) During the first 24 months of total disability, "occupation or business" means the Insured's regular occupation or business at the time the disability began.

     (b) After the first 24 months of total disability, "occupation or business" means any occupation or business for which the Insured is or becomes reasonably suited by education, training or experience.

     (c) Attending school is an occupation if that is the Insured's primary activity when the disability begins.

2. The total loss of the sight of both eyes, or the use of both hands, or both feet, or 1 hand and 1 foot.

RISKS NOT ASSUMED - The monthly deductions will not be waived if the Insured's total disability results from:

1.   Injuries intentionally self-inflicted;

2. War or any act of war, or service in the military, naval or air force of any country, combination of countries or international organization engaged in war or armed aggression, whether declared or undeclared.

NOTICE AND PROOF OF CLAIM - Before any monthly deductions are waived, written notice and due proof must be given:

1.   While the Insured is living;

2.   While the Insured is disabled; and

3.   Not later than 12 months after the Insured's age 65.

Failure to give notice and proof of disability within the required time limit will not void or reduce any claim if it can be shown that notice and proof were given as soon as was reasonably possible.

In no event will monthly deductions be waived more than 12 months prior to the date notice was received.

WAITING PERIOD - All monthly deductions which fall due during total disability and before We approve the claim will be deducted as provided in the policy. Any such deductions will be restored to the Cash Value when the claim is approved.

MONTHLY DEDUCTION - The monthly deduction for the Rider is as shown in the WMD Schedule of Monthly Deduction Factors on Page 3.

CONTINUANCE OF DISABILITY - We may request, at reasonable intervals, additional proof that the total disability still exists. This may include an examination by a physician chosen by Us, and at Our expense. After 2 years, proof of total disability will not be required more often than once each year.

This benefit will cease if:

1.   Proof of continued total disability is not furnished when We request it; or

2.   The Insured is no longer totally disabled.

TERMINATION - The Rider will cease as soon as one of the following occurs:

1.   The policy is surrendered or otherwise terminated;

2.   At age 65, subject to any then existing claim;

3.   Upon Your written request.


/s/ David Stonecipher                                 /s/ Robert A. Reed
Chief Executive Officer                               Secretary